Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Dynegy and gives effect to the Acquisition, the related financings, and the sale of the Troy and Armstrong facilities, all as described below.  The historical data provided for the year ended December 31, 2016, and as of and for the three months ended March 31, 2017, are derived from our audited annual consolidated financial statements and unaudited interim consolidated financial statements included in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2016, and Quarterly Report on Form 10-Q for the three months ended March 31, 2017.

The unaudited pro forma condensed combined statements of operations are presented for the fiscal year ended December 31, 2016, and for the three months ended March 31, 2017.  The unaudited pro forma condensed combined balance sheet is presented as of March 31, 2017.  The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes in Dynegy’s Annual Report on Form 10-K for the year ended December 31, 2016, and Dynegy’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, in addition to the combined financial statements of the GSENA Thermal Assets for the same periods included elsewhere in this Current Report on Form 8-K.

The pro forma adjustments, as described in the notes to the Pro Forma Financial Information, are based on currently available information.  Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below.  The unaudited pro forma condensed combined balance sheet reflects the impact of the sale of the Troy and Armstrong facilities as if they had been completed on March 31, 2017.  The unaudited pro forma condensed combined statements of operations give effect to the Acquisition, the related financing, and the sale of the Troy and Armstrong facilities as if they had been completed on January 1, 2016, and only include adjustments which have an ongoing impact.  The Pro Forma Financial Information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

The Pro Forma Financial Information gives effect to the following:

•                  The Acquisition.  On February 7, 2017, Atlas Power, a wholly-owned subsidiary of Dynegy, acquired the GSENA Thermal Assets from International Power S.A (the “Acquisition”) for a purchase price of $3.283 billion.

•                  Bond Offering.  On October 11, 2016, Dynegy issued $750 million of senior notes to pay a portion of the investment in Atlas Power then held by certain affiliated investment funds of Energy Capital Partners III, LLC (the “ECP Funds”), and to pay down $550 million of its term loans.

•                  Common Stock Issuance to the ECP Funds.  On February 7, 2017, Dynegy sold 13,711,152 shares of its common stock for an aggregate purchase price of $150 million to the ECP Funds.

•                  Term Loan Facility.  On June 27, 2016, a wholly-owned subsidiary of Dynegy entered into an incremental $2 billion term loan credit agreement (the “Tranche C Term Loan”), the proceeds of which were escrowed until the closing of the Acquisition, in order to finance a portion of the purchase price of the Acquisition and pay related fees and expenses.

•                  Issuance of Tangible Equity Units.  On June 21, 2016, Dynegy conducted a $460 million public offering of tangible equity units, or “Units” at $100 per Unit.  Each Unit is comprised of a prepaid stock purchase contract and an amortizing note due July 1, 2019.  The prepaid stock purchase contract is treated as equity and the amortizing notes are treated as debt.  The earnings per share of Dynegy stock are diluted by this transaction. The basic earnings per share calculation includes the minimum number of shares to be delivered of 23.1 million pursuant to the related stock purchase contract.  The diluted earnings per share calculation includes the number of shares expected to be delivered using the if-converted method.

•                  Sale of Troy and Armstrong Facilities.  On February 23, 2017, Dynegy reached an agreement with LS Power for the sale of its Troy and Armstrong generating facilities, which were part of the Acquisition, to LS Power for $480 million (consisting of approximately $451 million of assets as of March 31, 2017 and $29 million of forecasted capital expenditures prior to the close of the transaction), subject to customary adjustments.

The Pro Forma Financial Information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, whereby we are required to record the assets acquired and liabilities assumed in the Acquisition at their estimated fair values as of the closing date.  The fair value adjustments associated with the assets and liabilities used in the preparation of the unaudited pro forma condensed combined financial statements included herein should be considered preliminary.  Actual results could vary materially from the Pro Forma Financial Information.  In addition, the adjustments related to the Acquisition do not reflect any of the synergies and cost reductions that may result.

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of March 31, 2017
	($ in millions)
	Dynegy	Disposal of Assets		Dynegy
	As Reported	Held-for-sale		As Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$467	$451	(a)	$918
Accounts receivable, net	394	—		394
Inventory	513	—		513
Assets from risk management activities	129	—		129
Intangible assets	31	—		31
Prepayments and other current assets	157	—		157
Total Current Assets	1,691	451		2,142
Property, plant, and equipment, net	9,719	—		9,719
Investment in unconsolidated affiliate	149	—		149
Assets from risk management activities	34	—		34
Goodwill	799	—		799
Intangible assets	63	—		63
Assets held for sale	451	(451	) (a)	—
Other long-term assets	174	—		174
Total Assets	$13,080	$—		$13,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$287	$—		$287
Accrued interest	205	—		205
Intangible liabilities	34	—		34
Accrued liabilities and other current liabilities	137	—		137
Liabilities from risk management activities	66	—		66
Asset retirement obligations	58	—		58
Debt, current portion	117	—		117
Total Current Liabilities	904	—		904
Debt, long-term portion	9,200	—		9,200
Other Liabilities
Liabilities from risk management activities	50	—		50
Asset retirement obligations	259	—		259
Deferred income taxes	35	—		35
Intangible liabilities	45	—		45
Other long-term liabilities	165	—		165
Total Liabilities	10,658	—		10,658

Commitments and contingencies	—	—		—

Total Equity	2,422	—		2,422
Total Liabilities and Equity	$13,080	$—		$13,080

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2017
	($ in millions)
	Dynegy	GSENA Thermal Assets	Acquisition		Less: Assets	Dynegy
	As Reported	As Reported	Adjustments		Disposed of (l)	As Adjusted

Revenues	$1,247	$37	$20	(c)	$21	$1,283
Cost of sales, excluding depreciation expense	(757)	(29)	2	(d)	(2)	(782)
Gross margin	490	8	22		19	501
Operating and maintenance expense	(232)	(39)	(8	)(e)	(2)	(277)
Depreciation expense	(200)	(23)	8	(f)	—	(215)
Impairments	(20)	—	—		—	(20)
Mark-to-market income (loss), net	—	20	(20	)(c)	—	—
Loss on sale of assets	—	(1)	—		—	(1)
General and administrative expense	(40)	—	(1	)(g)	—	(41)
Acquisition and integration costs	(45)	—	31	(h)	—	(14)
Other	(2)	—	—		(3)	1
Personnel costs	—	(7)	7	(i)	—	—
Operating loss	(49)	(42)	39		14	(66)
Bankruptcy reorganization items	483	—	—		—	483
Earnings from unconsolidated investments	(1)	1	—		—	—
Interest expense	(167)	(1)	1	(j)	—	(167)
Other income and expense, net	17	—	—		—	17
Loss before income taxes	283	(42)	40		14	267
Income tax benefit (expense)	313	12	(12	)(k)	—	313
Net income (loss) attributable to Dynegy Inc.	596	(30)	28		14	580
Less: Net loss attributable to noncontrolling interest	(1)	—	—		—	(1)
Net income (loss) attributable to Dynegy Inc.	597	(30)	28		14	581
Less: Dividends on preferred stock	5	—	—		—	5
Net income (loss) attributable to Dynegy Inc. common stockholders	$592	$(30)	$28		$14	$576

Basic earnings per share attributable to Dynegy Inc. common stockholders	$4.00					$3.74
Diluted earnings per share attributable to Dynegy Inc. common stockholders	$3.57					$3.36

Basic shares outstanding	148					154 (m)
Diluted shares outstanding	167					173 (m)

DYNEGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended December 31, 2016
	($ in millions)
	Dynegy	Transaction		GSENA Thermal Assets	Acquisition		Less: Assets	Dynegy
	As Reported	Financing		As Reported	Adjustments		Disposed of (l)	As Adjusted

Revenues	$4,318	$—		$970	$(91	)(c)	$151	5,046
Cost of sales, excluding depreciation expense	(2,281)	—		(524)	18	(d)	(31)	(2,756)
Gross margin	2,037	—		446	(73)		120	2,290
Operating and maintenance expense	(940)	—		(125)	(12	)(e)	(3)	(1,074)
Depreciation expense	(689)	—		(228)	90	(f)	—	(827)
Impairments	(858)	—		(6)	—		—	(864)
Mark-to-market income (loss), net	—	—		(91)	91	(c)	—	—
Gain (loss) on sale of assets	(1)	—		(35)	—		(3)	(33)
General and administrative expense	(161)	—		—	(58	)(g)	(3)	(216)
Acquisition and integration costs	(11)	—		—	5	(h)	—	(6)
Other	(17)	—		—	—		(7)	(10)
Personnel costs	—	—		(52)	52	(i)	—	—
Operating income (loss)	(640)	—		(91)	95		104	(740)
Bankruptcy reorganization items	(96)	—		—	—		—	(96)
Earnings from unconsolidated investments	7	—		26	—		—	33
Interest expense	(625)	(43	)(b)	(33)	33	(j)	—	(668)
Other income and expense, net	65	—		—	—		—	65
Income (loss) before income taxes	(1,289)	(43)		(98)	128		104	(1,406)
Income tax benefit (expense)	45	—		27	(27	)(k)	—	45
Net income (loss)	(1,244)	(43)		(71)	101		104	(1,361)
Less: Net loss attributable to noncontrolling interest	(4)	—		—	—		—	(4)
Net income (loss) attributable to Dynegy Inc.	(1,240)	(43)		(71)	101		104	(1,357)
Less: Dividends on preferred stock	22	—		—	—		—	22
Net income (loss) attributable to Dynegy Inc. common stockholders	$(1,262)	$(43)		$(71)	$101		$104	$(1,379)

Basic and diluted earnings (loss) per share attributable to Dynegy Inc. common stockholders	$(9.78)							$(8.95)

Basic and diluted shares outstanding	129							154 (m)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Balance Sheet Adjustment:

a)                         Reflects the estimated proceeds of the sale of the Troy and Armstrong Facilities to LS Power of $451 million as if the transaction had closed on March 31, 2017.  Also reflects the removal of Dynegy’s historical carrying value of those facilities as of March 31, 2017.  No gain or loss was recognized on the sale, as the carrying value closely approximated the anticipated net proceeds from the sale.

Statement of operations adjustments:

Transaction Financing

b)                         Reflects estimated interest expense of (i) 4.3% for the $2 billion Tranche C Term Loan, (ii) 7.0% for the $87 million debt portion of the Units, (iii) 8.0% for the $750 million senior notes, (iv) 3.3% for the $300 million draw on the revolving credit facility, and (v) amortization of $94 million debt issuance costs associated with these debt balances over an estimated average life of 7 years, offset by (vi) elimination of interest expense of 5.1% for the $550 million repayment of a portion of our term loans, (vii) reduction in the unutilized commitment fee of 0.375% related to the revolving credit facility, and (viii) reduction in interest expense related to historical deferred financing costs on retired debt which is considered to be a non-recurring transaction for the year ended December 31, 2016.

An increase or decrease of 0.125% in the interest rate on the net additional indebtedness of $2.3 billion would result in a corresponding increase or decrease of $2.9 million in interest on an annual basis, or a corresponding increase or decrease of $0.7 million in interest on a quarterly basis.

Acquisition Adjustments

c)                          Represents the reclassification of GSENA Thermal Assets’ historical mark-to-market on commodity contracts to Revenues to conform to Dynegy’s presentation.

d)                         Represents the reclassification of $2 million and $18 million of GSENA Thermal Assets’ historical Cost of sales, excluding depreciation expense, for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively to Operating and maintenance (“O&M”) expense to conform to Dynegy’s presentation.

e)                          Represents the reclassification of GSENA Thermal Assets’ historical $2 million of Cost of sales and $6 million of personnel costs noted in (d) above and (i) below, respectively, to O&M expense to conform to Dynegy’s presentation for the three months ended March 31, 2017.

Represents the reclassification of GSENA Thermal Assets’ historical $18 million of Cost of sales and $52 million of personnel costs noted in (d) above and (i) below, respectively, to O&M expense offset by the reclassification of $58 million of O&M expense, noted in (g) below, to G&A expense to conform to Dynegy’s presentation for the year ended December 31, 2016.

f)                           Reflects an adjustment to decrease GSENA Thermal Assets’ historical depreciation expense as a result of the fair value adjustment to Property, plant, and equipment, using the straight-line method of depreciation and estimated remaining useful lives of 20 years.

g)                          Represents the reclassification of $1 million of GSENA Thermal Assets’ historical personnel costs noted in (h) below to G&A expense to conform to Dynegy’s presentation for the three months ended March 31, 2017.  Represents the reclassification of $58 million of GSENA Thermal Assets’ historical O&M expense to conform to Dynegy’s presentation for the year ended December 31, 2016.

h)                         Represents the removal of $31 million and $5 million of Dynegy’s acquisition costs for the three months ended March 31, 2017 and the year ended December 31, 2016, respectively, which are directly attributable to the Acquisition.

i)                             Represents the reclassification of $7 million of GSENA Thermal Assets’ historical personnel costs, including $6 million to O&M expense and $1 million to G&A expense to conform to Dynegy’s presentation for the three months ended March 31, 2017.

Represents the reclassification of $52 million of GSENA Thermal Assets’ historical personnel costs to O&M expense to conform to Dynegy’s presentation for the year ended December 31, 2016.

j)                            Represents an adjustment to remove GSENA Thermal Assets’ historical interest expense.

k)                         Reflects the removal of GSENA Thermal Assets’ historical income tax expense plus an adjustment to reflect the expected income tax provision based upon a state statutory rate of approximately 1.4%, since Dynegy’s effective federal tax rate is zero due to historical net operating losses.  In 2017, Dynegy recorded an income tax benefit related to the reduction of its valuation allowance attributable to the acquisition.  This tax benefit is not included in the pro forma condensed combined statement of operations for the year ended December 31, 2016, the earliest period presented.

l)                             Reflects the removal of the historical operating results of the Troy and Armstrong facilities.

m)                     Reflects the addition of 13,711,152 shares of Dynegy common stock issued to the ECP Funds and 23,092,460 shares of common stock to be issued related to the Units outstanding for the for the three months ended March 31, 2017 and the year ended December 31, 2016.  For the year ended December 31, 2016, an additional 5,425,700 common shares could be issued related to the Units; however, no adjustment for these additional shares is reflected in the pro forma diluted earnings per share calculations as it is antidilutive.